Exhibit 15.1

Board of Directors and Shareholders

STERIS Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of STERIS Corporation for the registration of 2,000,000 shares of its common stock pertaining to the STERIS Corporation 401(k) Plan of our reports dated August 9, 2010 and November 9, 2010 relating to the unaudited consolidated interim financial statements of STERIS Corporation that are included in its Forms 10-Q for the quarters ended June 30, 2010 and September 30, 2010.

/s/ Ernst & Young LLP

Cleveland, Ohio

November 30, 2010